China Shen Zhou Mining & Resources Announces Finalization of SRK Appraisal Report on Two Large-scale Mining Reserves

Tuesday November 20, 7:57 am ET

Company Confirms 8.140 Million Metric Tons of Fluorite Reserves with 24-year potential mine life, 1.02 Million Metric Tons of Copper Metal and 97.36 Metric Tons of Gold Metal

BEIJING, Nov. 20 /Xinhua-PRNewswire-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. (OTC Bulletin Board: CSZM - News), a leading company in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in the PRC, today announced SRK Consulting China Ltd. ("SRK"), a world-leading independent appraisal company in the mining industry, has completed the finalized appraisal report on the Company's two large-scale mines:

(1) Sumo Chagan Aobao Fluorite Mine ("Sumo mine") located in Xiangzhen Mining, Inner Mongolia Autonomous Region, P.R.China, and

(2) Kuru-Tegerek exploration property located in the Chatkal region of Jalal-Abad province of Kyrgyzstan

    Appraisal Report Highlights:

    -- The total remaining fluorite resource is 8.140Mt, including 5.051Mt of Chinese 332 classification resource and 3.089Mt of Chinese 333 classification resource.

    -- Based on current resources and at a mining rate of 300,000 tonnes per annum (tpa), Sumo mine has the potential mine life of approximately 24 years commencing from 1 January 2008.

    -- The Kuru-Tegerek Copper-Gold (Cu-Au) deposit, located in western

       Kyrgyzstan, includes 172.7 million tonnes (Mt) (C1+C2) with a contained metal content of 97.36t for gold, 1.02Mt for copper and 97t for silver.

    -- The Molybdenite ore body in Kuru-Tegerek also contains resources (C2)

       of molybdenum and rhenium which contain 4,883t of Molybdenum (Mo) and

       2,328 kilograms (kg) of Rhenium (Re).

"SRK's report on the Company's fluorite and gold-copper reserves is objective and confirmed." said Ms. Jessica Yu, CEO of China Shen Zhou Mining & Resources, "SRK Consulting, one of the top consulting companies for the global mining industry, evaluates, verifies and confirms the indicated and inferred reserves after on-site inspections, investigations, checking and reviewing on official and authoritative geological and reserves documents. Confirmed by SRK's authoritative statistics, the Company occupies the largest fluorite reserves in the north of China; meanwhile we believe the Sumo fluorite mine belongs to one of the top single fluorite mines with high purity and grade in Asia. All these confirmed reserves will serve as a solid foundation for the Company's future development."

Ms. Yu added "In the current favourable pricing environment, there is a stronger market demand for our fluorite products in China, which is clearly shown in our fluorite segment revenues and profits for the first 9 months of this year. We are committed to focusing on the expansion strategy and increasing our production capacity. By the end of this month, a large-scale new processing plant will be successfully completed in the Sumo Mine, which will bring our extracting capacity to 300,000 metric tons and processing capacity to 200,000 metric tons annually. The new plant will be put into trial operation immediately, and we expect to extract 300,000 metric tons of fluorite ores and manufacture 120,000 metric tons of fluorite powder in 2008. As a result, our revenues will increase significantly.

Ms. Yu pointed out "With abundant fluorite reserves in China, we also plan to enter the high margin, rapidly growing downstream market for fluorite chemicals. We believe the Chinese fluorite chemicals market presents a potential for growth for us in the next few years. We are determined to take advantage of our fluorite reserves and increase the Company' profit margins. We are confident such initiatives will maximize shareholders' value and position us well for long-lasting development. As the largest fluorite extracting-and-processing company in the north of China, we aim to develop at a higher speed and occupy more market shares in the fluorite segment market in the next 3 years.

Ms. Yu also commented on the gold-copper mine in Kyrgyzstan, "we have sped up our acquisition process and are determined to complete the transaction before the end of 2007. The nonferrous reserves in Kyrgyzstan are plentiful and valuable and will support the Company's development, improve our profitability as well as strengthen the Company's resources reserves in the longer term."

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc. conducts all of its business through its subsidiary, American Federal Mining Group ("AFMG"), which, in turn, conducts its business through its Subsidiaries. The principal business of AFMG is the exploration, development, mining, and processing of fluorite, zinc, lead, copper, and other nonferrous metals in the PRC. AFMG has its principal areas of interest in the PRC: (a) fluorite exploration and extraction in the Sumochaganaobao region of Inner Mongolia Autonomous Region; and (b) zinc/copper exploration, mining and processing in Xinjiang Uygur Autonomous Region; and (c) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia Autonomous Region

About SRK Consulting

SRK Consulting is an independent, international consulting practice. SRK provides focused advice and solutions to clients, mainly from earth and water resource industries. For mining projects, SRK offers services from exploration through feasibility, mine planning, and production to mine closure.

Formed in 1974, SRK now employs more than 600 professionals internationally in 28 permanent offices on 6 continents.

The Group's independence is ensured by the fact that it is strictly a consultancy organization, holding no equity in any project and with ownership solely by staff. This permits its consultants to provide clients with conflict-free and objective support on crucial issues. This is particularly important for Due

Diligence and Feasibility Studies, which form a large part of SRK's business.

SRK Consulting employs leading specialists in each field of science and engineering. Its seamless integration of services, and global base, has made the company a leading international practice in due diligence, feasibility studies and confidential internal reviews.

Among SRK's 1500 clients are most of the world's major and medium-sized metal and industrial mineral mining houses, exploration companies, banks, petroleum exploration companies, construction firms and government departments

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

    Sterling Song

    Senior Investor Relations Manager

    China Shen Zhou Mining & Resources, Inc.

    Tel:   +86-10-6887-2811

    Email: investor@chinaszky.com

    Web:   http://www.chinashenzhoumining.com